Exhibit 10.47

POST HOLDINGS, INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made effective as of ____________, 2014 (“Date of Grant”) by and between Post Holdings, Inc. and ________________ (“Grantee”). Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Post Holdings, Inc. 2012 Long-Term Incentive Plan, as amended and restated (“Plan”).
WHEREAS, the Board of Directors of the Company (“Board”) has adopted the Plan, which governs the terms pursuant to which Restricted Stock Units and certain other Awards may be granted to personnel of the Company; and
WHEREAS, the Board, acting through its Committee appointed to administer the Plan (“Committee”), believes it is in the best interests of the Company to create an incentive for the Grantee to remain in the employ of the Company and to work to achieve the Company’s strategic objectives; and
WHEREAS, the Company desires to grant to the Grantee the right to receive in the future a cash payment or payments, if any, based on the greater of the Fair Market Value of the Company’s Stock or the Grant Date Price (as defined herein), subject to all terms and conditions herein and in the Plan, including, without limitation, vesting and forfeiture provisions.
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as set forth below.
1.Grant of Award. Pursuant to action of the Committee, the Company hereby grants to the Grantee an award (“Award”) of ______ Restricted Stock Units. Each Restricted Stock Unit is a bookkeeping entry that represents the right of the Grantee to receive a cash payment equal to the greater of $________ (“Grant Date Price”) or the Fair Market Value of one share of the Company’s Stock (“Per Share Price”) on the applicable vesting dates as described herein and otherwise in accordance with and subject to all terms and conditions and subject to the risk of cancellation and forfeiture as described herein and in the Plan.
2.Vesting and Forfeiture.
(a)Time of Vesting. Except as otherwise provided in Section 2(b), no portion of the Award shall vest until the date that is six (6) years after the Date of Grant, at which time, vesting shall be in accordance with the following vesting provisions. On the date that is six (6) years after the Date of Grant, twenty percent (20%) of the Restricted Stock Units covered by this Agreement shall vest, and an additional twenty percent (20%) of the Restricted Stock Units covered by this Agreement shall vest on each annual anniversary thereafter up to the tenth (10th) anniversary of the Date of Grant, with the vesting of each installment subject to the Grantee’s continued employment with the Company through the applicable vesting date.
(b)Acceleration of Vesting. Any Restricted Stock Units which have not yet vested under Section 2(a) above shall fully vest upon (i) the date of termination of the Grantee’s employment by the Company without Cause; (ii) the date of the termination of the Grantee’s employment with the Company due to the Grantee’s death or Disability; or (iii) a Change in Control Date while the Grantee remains employed with the Company. For purposes of this Award, “Cause” means a determination by the Committee that the Grantee engaged in fraud, gross misconduct or other illegal acts, theft or other intentional or reckless misconduct or violation of law causing substantial harm to the Company, whether financial, reputational or otherwise.
(c)Vesting Date and Vested Units. Each date on which all or a portion of the Restricted Stock Units vest pursuant to this Section 2 is hereafter referred to as a “Vesting Date,” and the portion of the Restricted Stock Units that vest on such date is hereafter referred to as the “Vested Units.”

(d)Forfeiture. In the event that Grantee terminates his or her employment with the Company for any reason, other than due to the Grantee’s death or Disability, or in the event that the Company terminates the Grantee’s employment with Cause, Grantee shall forfeit all Restricted Stock Units which are not, as of the time of such termination, Vested Units, and Grantee shall not be entitled to any payment or other consideration with respect thereto. Unless sooner terminated and forfeited as provided herein, the Award shall vest or be terminated and forfeited no later than the tenth anniversary of the Date of Grant.
3.Settlement of the Vested Units.
(a)    Vesting Date Payment. Subject to all the terms and conditions set forth in this Agreement and the Plan including, without limitation, the vesting and forfeiture conditions, the Company shall pay to the Grantee a lump sum cash payment equal to the product of the Grant Date Price or, if greater, the Per Share Price determined as of the applicable Vesting Date, multiplied by the number of any Vested Units within sixty (60) days after the applicable Vesting Date. For the avoidance of doubt, the determination of whether the Grant Date Price or the Per Share Price is greater shall be made as of the applicable Vesting Date and shall apply with respect to such Vesting Date without regard to such determination as of any other Vesting Date, and any such determination with respect to one Vesting Date shall not affect any determination as of any other Vesting Date. Any such payment shall be subject to all applicable tax and other withholdings. The Company shall have no obligation to deliver payment until the tax withholding obligations of the Company have been satisfied by the Grantee.
(b)    Compliance with Laws. The grant of the Restricted Stock Units and the payment of the cash amount upon settlement of any Vested Units shall be subject to and in compliance with all applicable requirements of federal, state, and foreign law. As a condition to the settlement of any Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
4.Incorporation of the Plan by Reference. The Award of Restricted Stock Units pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.
5.Ownership Rights. The Restricted Stock Units do not represent a current interest in any Shares. The Grantee shall have no voting or other ownership rights in the Company arising from the Award of Restricted Stock Units under this Agreement.
6.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have plenary authority to: (a) interpret any provision of this Agreement; (b) make any determinations necessary or advisable for the administration of this Agreement; (c) make adjustments as it deems appropriate to the aggregate number and type of securities relating to this Agreement to appropriately adjust for, and give effect to, any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change; and (d) otherwise modify or amend any provision hereof in any manner that does not materially and adversely affect any right granted to the Grantee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.
7.No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment of the Grantee with or without cause.
8.Dividend Equivalents.    No dividend equivalents will be paid with respect to the Award.
9.Entire Agreement; Benefits. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties. Any Award under this Agreement shall not be benefit earnings for purposes of the employee benefit plans of the Company, except as otherwise specifically required by the terms of such plans.

10.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
11.Not Assignable or Transferable. Restricted Stock Units shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Committee to assign his or her rights with respect to the Restricted Stock Units granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Grantee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.
12.Specified Employee Delay and Separation. Notwithstanding anything in the Plan or this Agreement to the contrary, if Grantee is a “specified employee” (within the meaning of Code Section 409A) on the date of termination of employment, any payments made with respect to such termination of employment under this Award will be delayed to the extent necessary to comply with Section 409A of the Code, and such payments or benefits will be paid or distributed to Grantee during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Grantee’s termination of employment, or (ii) the date of Grantee’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this paragraph will be paid to Grantee (or Grantee’s estate, in the event of Grantee’s death) in a lump sum payment. Any remaining payments and benefits due under the Award will be paid as otherwise provided in the Award.
13.Section 409A. This Award is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. For purposes of this Award, “termination of employment” and terms of similar import shall be deemed to mean “separation from service” within the meaning of Code Section 409A. Should any provision of this Agreement or the Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Grantee’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

POST HOLDINGS, INC.	GRANTEE

By:	[Name]
Name:
Title:

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